UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2003

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 5.  Other Events

On August 28, 2003, NSTAR received a response from the Internal Revenue Service (IRS) National Office to a Request for Technical Advice filed by the IRS examining agents on June 5, 2003, requesting advice as to whether the gain on the sale of Commonwealth Energy System’s (COM/Energy) (a wholly owned subsidiary of NSTAR) non-nuclear generating assets in 1998 was a taxable transaction.  The transaction had been treated as non-taxable by COM/Energy on the basis that no economic benefit would accrue to COM/Energy.  The Technical Advice Memorandum upheld COM/Energy’s position.  This ruling completes the audits by the IRS of COM/Energy’s 1997, 1998, and short-period 1999 federal income tax returns.

The cost of transitioning to retail open access, the result of the Electric Industry Restructuring Act of 1997 (the Act), was mitigated, in part, by the sale of substantially all of COM/Energy’s non-nuclear generating assets in 1998.  Proceeds from the sale of those assets amounted to approximately $453.9 million, or 6.1 times their book value of approximately $74.2 million.  The proceeds from the sale, net of book value, transaction costs and certain other adjustments amounted to $358.6 million and have been used for the benefit of COM/Energy customers as required by the Act and pursuant to Massachusetts Department of Telecommunications and Energy rate setting policies.  The amount that COM/Energy would have had to pay in tax for the year 1998, had the Technical Advice concluded that the transaction was taxable in 1998, was $136 million (plus any interest accrued).  COM/Energy would then have been entitled to offsetting deductions in future years.

The favorable decision to NSTAR eliminates any negative cash flows that could have resulted from a determination that the transaction was taxable and has no impact on current or future earnings.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR
(Registrant)
Date: September 2, 2003	By:	/s/ R. J. WEAFER, JR.
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer